Exhibit 10.9

November 10, 2016

Mark McCamish

Re:	Offer of Employment as CEO

Dear Mark:

Forty Seven, Inc. (the “Company”) is pleased to offer you employment as the Company’s Chief Executive Officer and President on the terms and conditions set forth in this letter agreement (the “Agreement”).

1.    Commencement of Employment. Your employment with the Company as Chief Executive Officer and President will start on or before May 1, 2017 or such earlier date as you may be able to initiate employment (the “Start Date”). Prior to commencing employment you agree to make yourself available for various internal meetings and discussions. You will work at the Company’s headquarters, currently Menlo Park, California.

2.    Duties. You will be responsible for planning and supervising all of the Company’s activities and for such other matters as authorized by the Board of Directors. You will report to the Board of Directors. You shall devote your best efforts and full business time, skill and attention to the performance of your duties: provided that you may also serve on the Board of Directors of one biosimilar company, so long as the name and strategy of such company is disclosed to the Board of the Company and such service does not create a conflict of interest. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. The Company may change your position, duties, work location and compensation from time to time in its discretion, subject to the terms and conditions set forth herein. All the terms hereunder shall be subject to approval by the Board of Directors.

3.    Salary. You will be paid an annual base salary of $400,000 less applicable deductions and withholdings, to be paid each month in accordance with the Company’s payroll practices, as may be in effect from time to time.

4.    Benefits and Commuting/Travel Allowance. You will be eligible to participate in the Company’s standard benefit programs, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion. Such benefits include medical insurance for employees and dependents, and a 401(k) plan which includes an employer contribution feature of up to 3% of salary, even if any employee does not otherwise participate in such 401(k) plan. Additional information regarding these benefits is available for your review upon request_ The Company agrees to reimburse you for reasonable (i) commuting expenses actually incurred in connection with your commute to the Company’s headquarters, and (ii) living expenses actually incurred in connection with your work at the Company’s headquarters, in an aggregate amount up to a maximum of $30,000 per year, plus a single one-time payment, to be made upon commencement of employment, of $15,000 related to travel costs, in each case upon submission of receipts or other documents evidencing such expenses satisfactory to the Company (“Commuting/Travel Allowance”). The Commuting/Travel Allowance is intended to cover your travel to and from Ventura, California and a portion of the cost of a local apartment in the San Francisco Bay Area, and meal costs incurred while you are performing services at the Company’s headquarters. The Commuting/Travel Allowance (or portions thereof) may be treated as taxable income to you, depending upon the nature of the costs incurred and other factors, and you shall be solely responsible for any taxes which may be associated with the Commuting/Travel Allowance. The Company makes no representations, guarantees or warranties with respect to the potential taxability of any payments.

Mark McCamish

November 10, 2016

5.    Stock Option. At the first Board meeting following the Start Date, the Company will grant you an option to purchase 4,000,000 shares of the Company’s common stock (the “Option”). The Option shall vest over a four-year period, with one quarter (1/4) of the shares subject to the Option vesting on the one year anniversary of the date of grant, and the remaining shares vesting equally over the following thirty-six (36) months of continuous service. The Option shall be issued pursuant to the terms and conditions of the Company’s 2015 Equity Incentive Plan (the “Plan”), at an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant, as provided in the Plan and consistent with the requirements for an exemption from the application of Section 409A of the Internal Revenue Code (the “Code”), and shall be governed in all respects by the terms of the Plan, the grant notices and the option agreements.

6.    Performance Bonus. Each year, commencing in calendar 2017, you will be eligible to earn an annual incentive bonus equal to 40 percent of your annual base salary as actually paid during the year. Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Board in its sole discretion, and shall be based upon achievement of performance objectives to be mutually agreed upon between you and the Board (or duly authorized committee thereof) and other criteria to be determined by the Board. Any bonus shall be paid within thirty (30) days after the Board’s determination that a bonus shall be awarded. You must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid.

7.    Severance and Change in Control Benefits.

(a)    Termination for Cause. If, at any time, the Company terminates your employment for Cause (as defined in the Plan), or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits.

(b)    Termination without Cause. If, at any time, the Company terminates your employment without Cause, and other than as a result of your death or disability or in connection with a Change in Control (as defined in the Plan), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your satisfaction of the Additional Obligations (as defined below), you shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

(i)    an amount equal to six (6) months of your then current base salary, less all applicable withholdings and deductions, paid over such six (6) month period, on the schedule in paragraph (d) below (the “Severance Salary Continuation”);

(ii)    if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date (the “COBRA Benefits”) until the earliest of (A) the close of the six (6) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with

Mark McCamish

November 10, 2016

new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums could result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. On the sixtieth (60th) day following your Separation from Service, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease;

(c)    Change in Control Benefits. Subject to your satisfaction of the Additional Requirements, upon the effectiveness of or during the twelve (12) month period following a Change in Control, if (a) you are involuntarily terminated without Cause (as defined in the Plan) or (b) you resign for Good Reason (as defined below) and in either case other than as a result of death or disability, and provided such termination constitutes a Separation from Service, then you will be entitled to the following (collectively, the “Change in Control Benefits”): (i) the vesting and exercisability of the Option shall be accelerated such that 100% of the total unvested shares under the Option shall be vested, (ii) you will be entitled to receive an amount equal to twelve (12) months of your then current base salary, less all applicable withholdings and deductions, paid over such twelve (12) month period on the schedule described in paragraph (d) below (the “Change in Control Salary Continuation”), and (iii) you will be entitled to the COBRA Benefits for the COBRA Benefit Period.

(d)    Additional Requirements. The Change in Control Benefits and Severance Benefits are conditional upon (a) your past and continuing compliance with your obligations under your Confidential Information and Inventions Assignment Agreement; (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your termination date; and (c) if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your termination date (or such other date as requested by the Board) (collectively, the “Additional Requirements”). The Change in Control Salary Continuation or Severance Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the applicable Salary Continuation and COBRA Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the applicable Salary Continuation and COBRA Benefits being paid as originally scheduled. For the absence of doubt, in no circumstance will you be entitled to receive both the Change in Control Benefits and the Severance Benefits.

(e)    Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean you resign within ninety (90) days after one of the following conditions has come into existence without your consent: (i) a reduction in your base salary by more than 10% (other than in connection with similar decreases of other comparable employees of the Company); (ii) a material diminution of your authority, duties or responsibilities; provided, however, that a change in your position following a Change

Mark McCamish

November 10, 2016

in Control shall not constitute Good Reason so long as you retain substantially the same duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the same business of the Company following the Change in Control; or (iii) a relocation of your principal workplace by more than thirty-five (35) miles.

8.    Section 409A. It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

9.    Confidentiality Obligations. As condition of your employment, you must sign and abide by the Company’s standard form of Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.

10.    At-Will Employment. Your employment with Company will be “at-will.” This means that either you or Company may terminate your employment at any time, with or without Cause, and with or without advance notice.

11.    Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Jose, California by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

Mark McCamish

November 10, 2016

12.    Miscellaneous. This Agreement is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.

This offer is subject to satisfactory proof of your right to work in the United States and satisfactory completion of a Company-required background check. If you agree to the terms and conditions set forth herein, please sign below.

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

FORTY SEVEN, INC.

/s/ Jonathan MacQuitty

Accepted and agreed:

/s/ Mark McCamish
Mark McCamish

Date: November 10, 2016